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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


      We hereby consent to the use in and to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of JP Foodservice, Inc. of our report dated August 2, 1996, except as to Note 16, which is as of September 10, 1996 and except as to the pooling of interests with Valley Industries, Inc. and with Squeri Food Service, Inc. which is as of November 14, 1996, which appears in such Prospectus and on page F-1 of JP Foods Service, Inc.'s Annual Report on Form 10-K for the year ended June 29, 1996. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."



PRICE WATERHOUSE LLP

Baltimore, Maryland
November 19, 1996